EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville and Lancaster, Kentucky

For Immediate Release October 20, 2016

Contact:

Kentucky First Federal Bancorp

Don Jennings, President
Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Announces Payment of Quarterly Dividend

            Kentucky First Federal Bancorp (Nasdaq: KFFB) the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced that the Company’s Board of Directors declared a cash dividend of $0.10 per share payable on November 14, 2016, to shareholders of record on October 31, 2016. Tony Whitaker, Chairman of the Company, stated that the Board of Directors determined that the payment of the dividend was appropriate in light of the Company’s capital position and financial condition.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the NASDAQ National Market under the symbol KFFB. At September 30, 2016, the Company had approximately 8,439,515 shares outstanding of which approximately 56.02% was held by First Federal MHC.